Exhibit (a)(5)(H)

Starwood Launches Tender Offer for Westin Michigan Avenue Hotel
at Purchase Price of $625 per Unit

WHITE PLAINS, N.Y. — (BUSINESS WIRE) — November 4, 2003 — Starwood Hotels & Resorts Worldwide, Inc. (NYSE: HOT) announced today that it has commenced its tender offer for all of the outstanding units of limited partnership (the “Units”) of Westin Hotels Limited Partnership (“WHLP”), the owner of the Westin Michigan Avenue hotel in Chicago, Illinois, at a purchase price of $625 in cash per Unit.

In connection with the tender offer, Starwood is soliciting the consent of WHLP’s limited partners to proposals that would facilitate Starwood’s purchase of 100% of the Units. These include proposals to amend WHLP’s partnership agreement to, among other things, render certain transfer restrictions inapplicable to Starwood’s tender offer, to certain types of similar tender offers, and to mergers that follow those tender offers. Starwood is also seeking the consent of the limited partners to effect a merger, following its tender offer, of WHLP with or into an affiliate of Starwood for the same $625 purchase price. Subsidiaries of Starwood are the general partner of WHLP and manage the Westin Michigan Avenue hotel.

An unsolicited tender offer by Kalmia Investors, LLC for approximately 54% of the Units at a purchase price of $550 per Unit is currently pending and is scheduled to expire at 5:00 p.m., EST, on Friday, November 7, 2003. The offer price in Starwood’s tender offer is $75 more per Unit than the price Kalmia is offering, which represents a 14 % premium. Starwood’s offer is for 100% of the Units, while Kalmia is offering to purchase only 54% of the Units, which may mean that each Unitholder will only be able to tender 54% of its Units in the Kalmia tender offer. In addition, Kalmia is not seeking consents to render any of the transfer restrictions contained in WHLP’s partnership agreement inapplicable to its offer, which may mean that Kalmia’s purchase of Units pursuant to its offer may be delayed, limited or precluded entirely. Because Kalmia’s tender offer is not for 100% of the Units, it would not be affected by Starwood’s consent solicitation. There are currently 135,600 Units outstanding in WHLP.

Unitholders who have any questions about Starwood’s tender offer, need help or would like additional copies of the Offer to Purchase and Solicitation Statement, Agreement of Assignment and Transfer, Consent Form or other documents disseminated with respect to the Offer to Purchase and Solicitation Statement should contact Starwood’s Information Agent, D.F. King & Co., Inc., Toll-Free at (888) 605-1957.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE ANY UNITS, THE SOLICITATION OF AN OFFER TO SELL ANY

November 4, 2003

UNITS, THE SOLICITATION OF THE CONSENT OF ANY LIMITED PARTNER OR A RECOMMENDATION TO ANY UNITHOLDER TO TAKE ANY ACTION WITH RESPECT TO ANY OFFER. THE SOLICITATION AND OFFER TO BUY UNITS OF WHLP AND THE SOLICITATION OF UNITHOLDER CONSENTS ARE BEING MADE PURSUANT TO THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS THAT STARWOOD SENT TO UNITHOLDERS AND FILED WITH THE SEC ON NOVEMBER 4, 2003. STARWOOD STRONGLY ADVISES ALL WHLP UNITHOLDERS TO READ THE DEFINITIVE OFFER TO PURCHASE AND SOLICITATION STATEMENT CAREFULLY, BECAUSE THESE MATERIALS CONTAIN IMPORTANT INFORMATION, INCLUDING RISK FACTORS AND THE TERMS AND CONDITIONS OF THE OFFER AND THE CONSENT SOLICITATION. UNITHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND SOLICITATION STATEMENT AND RELATED MATERIALS FOR FREE FROM THE SEC’S WEBSITE AT WWW.SEC.GOV OR FROM THE INFORMATION AGENT, D.F. KING & CO., AT (888) 605-1957 (TOLL-FREE). INFORMATION RELATING TO THE PARTICIPANTS IN THE PROXY SOLICITATION IS CONTAINED IN THE DEFINITIVE OFFER TO PURCHASE AND SOLICITATION STATEMENT.

Starwood Hotels & Resorts Worldwide, Inc. is one of the leading hotel and leisure companies in the world with more than 740 properties in more than 80 countries and 105,000 employees at its owned and managed properties. With internationally renowned brands, Starwood is a fully integrated owner, operator and franchiser of hotels and resorts, including: St. Regis®, The Luxury Collection®, Sheraton®, Westin®, Four Points® by Sheraton, W® brands, as well as Starwood Vacation Ownership, Inc., one of the premier developers and operators of high quality vacation interval ownership resorts. For more information, please visit www.starwood.com.

(Note: This press release contains forward-looking statements within the meaning of federal securities regulations. Forward-looking statements are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise).

CONTACT:	Starwood Hotels & Resorts
Allison Reid, 914-640-8514

SOURCE:	Starwood Hotels & Resorts Worldwide, Inc.

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